SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 7)(1)



                         Espey Mfg. & Electronics Corp.
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                                (Name of Issuer)



                  Common Stock, par value $0.33 - 1/3 par value
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                         (Title of Class of Securities)



                                   296650 10 4
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                                 (CUSIP Number)



                                November 24, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_|      Rule 13d-1(b)

|_|      Rule 13d-1(c)

|X|      Rule 13d-1(d)


--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  296650 10 4                 13G                     Page 2 of 6 Pages

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1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
(ENTITIES ONLY)
 Howard Pinsley

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

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3. SEC USE ONLY


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4. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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         NUMBER OF            5.      SOLE VOTING POWER
                              110,978*
           SHARES
                              --------------------------------------------------

        BENEFICIALLY          6.      SHARED VOTING POWER
                              0
          OWNED BY
                              --------------------------------------------------

            EACH              7.      SOLE DISPOSITIVE POWER
                              110,978*
         REPORTING
                              --------------------------------------------------

           PERSON             8.      SHARED DISPOSITIVE POWER

            WITH              0
                              --------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

110,978*

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4%**

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12. TYPE OF REPORTING PERSON*
IN


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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

*26,435 of such shares are shares allocated to Mr. Howard Pinsley as of June 30, 2008 (the effective date of the most recent notice of allocated shares to participants) as a participant in the Issuer's Employee Stock Ownership Plan , 8,000 of such shares may be acquired upon exercise of options granted to Mr. Howard Pinsley pursuant to the Issuer's 2007 Stock Option and Restricted Stock Plan

**Based on 2,326,953 shares issued and outstanding as of December 31, 2008

CUSIP No.  296650 10 4                 13G                     Page 3 of 6 Pages

Item 1(a).     Name of Issuer:
               Espey Mfg. & Electronics Corp.

               -----------------------------------------------------------------
Item 1(b).     Address of Issuer's Principal Executive Offices:
               233 Ballston Ave., Saratoga Springs, NY  12866

               -----------------------------------------------------------------
Item 2(a).     Name of Person Filing:
               Howard Pinsley

               -----------------------------------------------------------------
Item 2(b).     Address of Principal Business Office, or if None, Residence:
               233 Ballston Ave.
               Saratoga Springs, NY 12866
               -----------------------------------------------------------------
Item 2(c).     Citizenship:
               USA

               -----------------------------------------------------------------
Item 2(d).     Title of Class of Securities:
               Common Stock, par value $0.33 1/3 per share (the "Common Stock")

               -----------------------------------------------------------------
Item 2(e).     CUSIP Number:
               296650 10 4

               -----------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)    |_|    Broker or dealer registered under Section 15
                             of the Exchange Act.

               (b)    |_|    Bank as defined in Section 3(a)(6) of the
                             Exchange Act.

               (c)    |_|    Insurance company as defined in Section
                             3(a)(19) of the Exchange Act.

               (d)    |_|    Investment company registered under Section 8
                             of the Investment Company Act.

               (e)    |_|    An investment adviser in accordance with Rule
                             13d-1(b)(1)(ii)(E);

               (f)    |_|    An employee benefit plan or endowment fund in
                             accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)    |_|    A parent holding company or control person in
                             accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)    |_|    A savings association as defined in Section
                             3(b) of the Federal Deposit Insurance Act;

               (i)    |_|    A church plan that is excluded from the
                             definition of an investment company under Section
                             3(c)(14) of the Investment Company Act;

               (j)    |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.  296650 10 4                 13G                     Page 4 of 6 Pages

Item 4.        Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount beneficially owned: 110,978*


             -------------------------------------------------------------------
        (b)  Percent of class: 4%**

             -------------------------------------------------------------------
        (c)  Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote 110,978*,
                                                          --------

             (ii) Shared power to vote or to direct the vote 0,
                                                             -

             (iii) Sole power to dispose or to direct the disposition of
                   110,978*,
                   --------

             (iv) Shared power to dispose or to direct the disposition of 0
                                                                          -

*26,435 of such shares are shares allocated to Mr. Howard Pinsley as of June 30, 2008 (the effective date of the most recent notice of allocated shares to participants) as a participant in the Issuer's Employee Stock Ownership Plan , 8,000 of such shares may be acquired upon exercise of options granted to Mr. Howard Pinsley pursuant to the Issuer's 2007 Stock Option and Restricted Stock Plan

**Based on 2,326,953 shares issued and outstanding as of December 31, 2008

Item 5.       Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

               -----------------------------------------------------------------
Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.
               N/A
               -----------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
               N/A
               -----------------------------------------------------------------
Item 8.        Identification and Classification of Members of the Group.
               N/A
               -----------------------------------------------------------------
Item 9.        Notice of Dissolution of Group.
               N/A
               -----------------------------------------------------------------
Item 10.       Certifications.
               N/A

         (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

               "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No.  296650 10 4                 13G                     Page 5 of 6 Pages


         (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

               "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               ------------------------------
                                                         (Date)




                                               ------------------------------
                                                      (Signature)

                                                     Howard Pinsley


                                               ------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).